Exhibit 15.2

Suite 45/F, K.Wah Centre, 1010 Huaihai Road (M), Xuhui District, Shanghai, China

Tel: (86-21) 5404-9930 Fax: (86-21) 5404-9931

April 29, 2022

To: Ebang International Holdings, Inc.

Building 7, No. 5 Nangonghe Road, Linping Street

Yuhang District, Hangzhou, Zhejiang, 311100

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the reference to our firm and the summary of our opinion under the headings, “Item 3. Key Information—D. Risk Factors—Risks Relating to Conducting Business in China”, “Item 4. Information on the Company—C. Organizational Structure”, “Item 4. Information on the Company—B. Business Overview—Regulations” and “Item 10. Additional Information—E. Taxation—PRC Taxation” in Ebang International Holdings, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2022, and further consent to the incorporation by reference of the summaries of our opinions under these headings into Ebang International Holdings Inc.’s Registration Statement on Form S-8 (File No. 333-257787) filed with the SEC on July 9, 2021.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng